                                                                     EXHIBIT 4.1

                             TOWERSTREAM CORPORATION
                          2007 EQUITY COMPENSATION PLAN

                                TABLE OF CONTENTS

                                                                            PAGE
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                         UNIVERSITY GIRLS CALENDAR, LTD.
                          2007 EQUITY COMPENSATION PLAN

     Effective as of the Effective Date set forth in Section 17, University
Girls Calendar, Ltd. (the "Company") hereby adopts the University Girls
Calendar, Ltd. 2007 Equity Compensation Plan (the "Plan"):

                              SECTION 1 - PURPOSE

     The Plan is intended to provide a means whereby the Company may, through the grant of Awards to Employees, Consultants and Non-Employee Directors,
attract and retain such individuals, who are considered by the Company to be persons of experience and ability and whose services are considered valuable, and to encourage them to exercise their best efforts to enhance the growth of the Company and of any Related Corporation.

                            SECTION 2 - DEFINITIONS

     The following terms, when used herein, shall have the following meanings unless otherwise required by the context:

     (a) "AWARD" shall mean an ISO, NQSO, Performance Share, PSU, SAR,
Restricted Stock, RSU, Bonus Share, or Dividend Equivalents, awarded under the
Plan by the Company to an Employee, a Consultant or a Non-Employee Director.

     (b) "AWARD AGREEMENT" shall mean a written document evidencing the grant of an Award, as described in Section 11.

     (c) "BOARD" shall mean the Board of Directors of the Company.

     (d) "BONUS SHARES" shall mean a grant of unrestricted Common Shares pursuant to Section 10(a).

     (e) "CODE" shall mean the United States Internal Revenue Code of 1986, as amended.

     (f) "COMMITTEE" shall mean a committee designated by the Board, which shall have the authority required by a compensation committee pursuant to Treas. Reg.
Section 1.162-27(c)(4) and which shall consist solely of not fewer than two directors of the Company, each of whom shall be appointed by and serve at the pleasure of the Board, taking into consideration the rules under section 16b of the Exchange Act, the requirements of section 162(m) of the Code, and the requirements of the exchange or market on which the Company's Common Shares are traded.

     (g) "COMMON SHARES" shall mean the shares of common stock of the Company, par value $0.001 per share.

     (h) "COMPANY" shall mean University Girls Calendar, Ltd., a Delaware corporation.

     (i) "CONSULTANT" shall mean an individual who is not an Employee or a
Non-Employee Director and who provides bona fide services to the Company or a
Related Corporation that (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly or indirectly promote or maintain a market for the Company's securities.

     (j) "DIVIDEND EQUIVALENTS" shall mean the right to receive an amount equal to the regular cash dividends paid by the Company upon one Common Share which is awarded to a Grantee in accordance with Section 9(e) or Section 10(b) of the
Plan.

     (k) "EMPLOYEE" shall mean an officer or other employee of the Company or a
Related Corporation.

     (l) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     (m) "FAIR MARKET VALUE" shall mean the following, arrived at by a good faith determination of the Committee:

          (1) the closing price of the Common Shares on a registered securities exchange or an over-the-counter market on the applicable date; or

          (2) such other method of determining fair market value that complies with Code Sections 422 and 409A and that is adopted by the Committee.

     (n) "GRANTEE" shall mean an Employee, a Consultant or a Non-Employee
Director who has been granted an Award under the Plan.

     (o) "ISO" shall mean an Option which, at the time such Option is granted, qualifies as an incentive stock option within the meaning of Code Section 422 unless the Award Agreement states that the Option will not be treated as an ISO.

     (p) "NON-EMPLOYEE DIRECTOR" shall mean a director of the Company who is not an Employee.

     (q) "NQSO" shall mean an Option which, at the time such Option is granted, does not qualify as an ISO (whether or not it is designated as an ISO in the applicable Award Agreement).

     (r) "OPTIONS" shall mean ISOs and NQSOs which entitle the Grantee on exercise thereof to purchase Common Shares at a specified exercise price.

     (s) "PERFORMANCE GOALS" shall mean the goal or goals applicable to a
Grantee's Performance Stock or PSUs that are deemed by the Committee to be important to the success of the Company or any of its Related Corporations. The
Committee shall establish the specific measures for each applicable goal for a performance period, which need not be uniform with respect to each Grantee. In creating these measures, the Committee shall use one or more of the following business criteria: sales, revenues, profit, return on sales, net operating profit after

taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, return on equity, return on capital, market price appreciation of Common Shares, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, asset turnover, sales growth, revenue growth, net revenue growth, capacity utilization, new stores opened, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The business criteria may apply to the individual, a division, or to the Company and/or one or more Related Corporations and may be weighted and expressed in absolute terms or relative to the performance of other individuals or companies or an index. The Committee shall determine the performance period and the Performance Goals and measures (and weighting thereof) applicable to such period not later than the earlier of (i) 90 days after the commencement of the performance period, or (ii) the expiration of 25%
of the performance period.

     (t) "PERFORMANCE STOCK" shall mean a type of Restricted Stock, where the lapse of restrictions is based on the actual achievement of Performance Goals.

     (u) "PLAN" shall mean the University Girls Calendar, Ltd. 2007 Equity
Incentive Plan, as set forth herein and as amended from time to time.

     (v) "PSU" shall mean a performance stock unit which is a type of RSU, the vesting of which is based on the actual achievement of Performance Goals.

     (w) "RELATED CORPORATION" shall mean either a "subsidiary corporation" of the Company, as defined in Code Section 424(f), or the "parent corporation" of the Company, as defined in Code Section 424(e).

     (x) "RESTRICTED STOCK" shall mean Common Shares subject to restrictions determined by the Committee pursuant to Section 8.

     (y) "RSU" shall mean a restricted stock unit granted pursuant to Section 9.

     (z) "SAR" shall mean an Award entitling the recipient on exercise to receive an amount, in cash or Common Shares or in a combination thereof (such form to be determined by the Committee), determined by reference to appreciation in the value of Common Shares.

     (aa) "SHORT-TERM DEFERRAL DATE" shall mean, with respect to an amount
(including Common Shares) payable pursuant to an Award, the later of (a) the
15th day of the third month following the Grantee's first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (b) the
15th day of the third month following the Company's first taxable year in which the amount is no longer subject to a substantial risk of forfeiture. Payment shall be treated as made on the Short-Term Deferral Date if payment is made on such Date or on a later date that is as soon as practicable after such Date and within the same calendar year. A Grantee shall have no right to interest as a result of payment on such later date.

     (bb) "TERMINATION OF SERVICE" shall mean (i) with respect to an Award granted to an Employee, the termination of the employment relationship between the Employee and the

Company and all Related Corporations; (ii) with respect to an Award granted to a
Consultant, the termination of the consulting or advisory relationship between the Consultant and the Company and all Related Corporations; and (iii) with respect to an Award granted to a Non-Employee Director, the cessation of the provision of services as a director of the Company and all Related Corporations;
provided, however, that if the Grantee's status changes from Employee,
Consultant or Non-Employee Director to any other status eligible to receive an
Award under the Plan, the Committee (subject to Section 15) may provide that no
Termination of Service occurs for purposes of the Plan until the Grantee's new status with the Company and all Related Corporations terminates. For purposes of this paragraph, if a Grantee is an Employee, Consultant or Non-Employee Director
of a Related Corporation and not the Company, the Grantee shall incur a
Termination of Service when such corporation ceases to be a Related Corporation, unless the Committee determines otherwise. A Termination of Service shall not be deemed to have resulted by reason of a bona fide leave of absence approved by the Committee.

                           SECTION 3 - ADMINISTRATION

     The Plan shall be administered by the Committee. Each member of the
Committee, while serving as such, shall be deemed to be acting in his or her capacity as a director of the Company. The Committee shall have full authority, subject to the terms of the Plan, to select the Employees, Consultants and
Non-Employee Directors to be granted Awards under the Plan, to grant Awards on behalf of the Company, and to set the date of grant and the other terms of such
Awards in accordance with the terms of the Plan. The Committee may correct any defect, supply any omission, and reconcile any inconsistency in the Plan and in any Award granted hereunder, in the manner and to the extent it deems desirable.
The Committee also shall have the authority (1) to establish such rules and regulations, not inconsistent with the provisions of the Plan, for the proper administration of the Plan, and to amend, modify, or rescind any such rules and regulations, (2) to adopt modifications, amendments, procedures, sub-plans and the like, which may be inconsistent with the provisions of the Plan, as are necessary to comply with the laws and regulations of other countries in which the Company operates in order to assure the viability of Awards granted under the Plan to individuals in such other countries, and (3) to make such determinations and interpretations under, or in connection with, the Plan, as it deems necessary or advisable. All such rules, regulations, determinations, and interpretations shall be binding and conclusive upon the Company, its shareholders, and all Grantees, upon their respective legal representatives, beneficiaries, successors, and assigns, and upon all other persons claiming under or through any of them. Except as otherwise required by the bylaws of the
Company or by applicable law, no member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the
Plan or any Award granted under it.

                               SECTION 4 - STOCK

     The maximum aggregate number of Common Shares that may be delivered under the Plan is 2,403,922 shares (which is also the maximum aggregate number of shares that may be issued under the Plan through ISOs). Shares delivered under the Plan may be authorized but unissued shares or reacquired shares, and the
Company may purchase shares required for this purpose, from time to time, if it deems such purchase to be advisable.

     If any Award expires, terminates for any reason, is cancelled, is forfeited or is settled in cash rather than Common Shares, the number of Common Shares with respect to which such Award expired, terminated, was cancelled, was forfeited or was settled in cash, shall continue to be available for future
Awards granted under the Plan. However, if an Option or SAR is cancelled, a PSU is settled for cash, or Performance Stock is forfeited, the Common Shares covered by the cancelled Option or SAR, the cash-settled PSU, and the forfeited
Performance Stock shall be counted against the maximum number of shares specified above for Options, SARS, PSUs, or Performance Stock, in each case, that may be granted to a single Employee. If any Option is exercised by surrendering Common Shares to the Company as full or partial payment or if tax withholding requirements are satisfied by withholding Common Shares to the
Company, only the number of shares issued net of Common Shares withheld or surrendered shall be deemed delivered for purposes of determining the maximum number of shares available for grant under the Plan.

                         SECTION 5 - GRANTING OF AWARDS

     The Committee may, on behalf of the Company, grant to Employees,
Consultants and Non-Employee Directors such Awards as it, in its sole discretion, determines are warranted. If the Board adopts a resolution in accordance with section 157 of Delaware General Corporation Law, the Company's
chief executive officer may award Options to key employees of the Company or a
Related Corporation (other than to himself or any other employee subject to the deduction limit of section 162(m) of the Code); provided, however, that the aggregate number of Common Shares subject to such Options that the chief executive officer may award shall be limited in accordance with the aforementioned Board resolution. Grants of ISOs shall be separate and not in tandem, and Consultants and Non-Employee Directors shall not be eligible to receive ISOs under the Plan. More than one Award may be granted to an Employee,
Consultant or Non-Employee Director under the Plan.

                   SECTION 6 - TERMS AND CONDITIONS OF OPTIONS

     Options shall include expressly or by reference the following terms and conditions as well as such other provisions as the Committee shall deem desirable that are not inconsistent with the provisions of the Plan, Code
Section 409A and, for ISOs, Code Section 422(b).

     (a) NUMBER OF SHARES. The Award Agreement shall state the number of Common
Shares to which the Option pertains.

     (b) EXERCISE PRICE. The Award Agreement shall state the exercise price which shall be determined and fixed by the Committee in its discretion, but the exercise price shall not be less than the higher of 100 percent (110 percent in the case of an ISO granted to a more-than-ten-percent shareholder, as provided in subsection (i) below) of the Fair Market Value of the Common Shares subject to the Option on the date the Option is granted or the par value thereof.

     (c) TERM. The term of each Option shall be determined by the Committee, in its discretion; provided, however, that the term of each ISO shall be not more than ten years (five years in the case of a more-than-ten-percent shareholder, as provided in subsection (i) below)

from the date of grant of the ISO. Each Option shall be subject to earlier termination as provided in subsections (f), (g), and (h) below and in Section
14.

     (d) EXERCISE. An Option shall be exercisable in such installments, upon fulfillment of such conditions (such as performance-based requirements), or on such dates as the Committee may specify. The Committee may accelerate the exercise date of an outstanding Option, in its discretion, if the Committee deems such acceleration to be desirable.

     Any exercisable Option may be exercised at any time up to the expiration or termination of the Option. Exercisable Options may be exercised, in whole or in part and from time to time, by giving notice of exercise to the Company at its principal office, specifying the number of shares to be purchased and accompanied by payment in full of the aggregate exercise price for such shares
(except that, in the case of an exercise arrangement approved by the Committee and described in paragraph (4) below, payment may be made as soon as practicable after the exercise). Only full shares shall be issued, and any fractional share which might otherwise be issuable upon exercise of an Option shall be forfeited.

     The Committee, in its sole discretion, shall determine from the alternatives set forth in paragraphs (1) through (5) the methods by which the exercise price may be paid. To the extent an Award Agreement does not include one or more alternative, the Committee hereby specifically reserves the right to exercise its discretion to allow the Grantee to pay the exercise price using such alternative:

          (1) in cash or, if permitted by the Committee, its equivalent;

          (2) in Common Shares previously acquired by the Grantee;

          (3) in Common Shares newly acquired by the Grantee upon exercise of such Option (which shall constitute a disqualifying disposition in the case of an ISO);

          (4) by delivering a properly executed notice of exercise of the Option to the Company and a broker, with irrevocable instructions to the broker promptly to deliver to the Company the amount necessary to pay the exercise price of the Option; or

          (5) in any combination of paragraphs (1), (2), (3) and (4) above.

In the event the exercise price is paid, in whole or in part, with Common
Shares, the portion of the exercise price so paid shall be equal to the aggregate Fair Market Value (determined as of the date of exercise of the
Option) of the Common Shares used to pay the exercise price.

     (e) ISO ANNUAL LIMIT. The aggregate Fair Market Value (determined as of the date the ISO is granted) of the Common Shares with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (counting
ISOs under this Plan and under any other stock option plan of the Company or a
Related Corporation) shall not exceed $100,000. If an Option intended as an ISO is granted to an Employee and the Option may not be treated in whole or in part as an ISO pursuant to the $100,000 limit, the Option shall be treated as an ISO to the extent it may be so treated under the limit and as an NQSO as to the remainder. For purposes of determining whether an ISO would cause the limitation to be exceeded, ISOs shall be taken into account in the order granted.

     (f) TERMINATION OF SERVICE FOR A REASON OTHER THAN DEATH OR DISABILITY. If
a Grantee's Termination of Service occurs prior to the expiration date fixed for his or her Option for any reason other than death or disability, such Option may be exercised by the Grantee at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) three months after the date of such Termination of Service (unless the Award Agreement provides a different expiration date in the case of such a Termination). Such Option may be exercised to the extent of the number of shares with respect to which the
Grantee could have exercised it on the date of such Termination of Service, or to any greater extent permitted by the Committee, and shall terminate with respect to the remaining shares.

     (g) DISABILITY. If a Grantee becomes disabled (within the meaning of Code
Section 22(e)(3)) prior to the expiration date fixed for his or her Option, and the Grantee's Termination of Service occurs as a consequence of such disability, such Option may be exercised by the Grantee at any time prior to the earlier of
(i) the expiration date specified in the Award Agreement, or (ii) one year after the date of such Termination of Service (unless the Award Agreement provides a different expiration date in the case of such a Termination). Such Option may be exercised to the extent of the number of shares with respect to which the
Grantee could have exercised it on the date of such Termination of Service, or to any greater extent permitted by the Committee, and shall terminate with respect to the remaining shares. In the event of the Grantee's legal disability, such Option may be exercised by the Grantee's legal representative.

     (h) DEATH. If a Grantee's Termination of Service occurs as a result of death, prior to the expiration date fixed for his or her Option, or if the
Grantee dies following his or her Termination of Service but prior to the expiration of the period determined under subsections (f) or (g) above
(including any extension of such period provided in the Award Agreement), such
Option may be exercised by the Grantee's estate, personal representative, or beneficiary who acquired the right to exercise such Option by bequest or inheritance or by reason of the death of the Grantee. Such post-death exercise may occur at any time prior to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) one year after the date of the Grantee's death
(unless the Award Agreement provides a different expiration date in the case of such a Termination). Such Option may be exercised to the extent of the number of shares with respect to which the Grantee could have exercised it on the date of his or her death, or to any greater extent permitted by the Committee, and shall terminate with respect to the remaining shares.

     (i) MORE-THAN-TEN-PERCENT SHAREHOLDER. If, after applying the attribution rules of Code Section 424(d), the Grantee owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the
Company or of a Related Corporation immediately before an ISO is granted to him or her, the exercise price for the ISO shall be not less than 110 percent of the
Fair Market Value of the optioned Common Shares on the date the ISO is granted, and such ISO, by its terms, shall not be exercisable after the expiration of five years from the date the ISO is granted. The conditions set forth in this subsection shall not apply to NQSOs.

                                SECTION 7 - SARS

     (a) NATURE OF SARS. An SAR entitles the Grantee to receive, with respect to each Common Share as to which the SAR is exercised, the excess of the share's
Fair Market Value on the date of exercise over its Fair Market Value on the date the SAR was granted. Such excess shall be paid in cash, Common Shares, or a combination thereof, as determined by the Committee. SARs may be granted to any
Employee, Consultant or Non-Employee Director, all Employees, Consultants or
Non-Employee Directors or any class of Employees, Consultants or Non-Employee
Directors at such time or times as shall be determined by the Committee. SARs may be granted in tandem with an NQSO or on a freestanding basis, not related to any other Award. A grant of a SAR shall be evidenced in writing, whether as part of the agreement governing the terms of the NQSO, if any, to which such SARs relate or pursuant to a separate Award Agreement with respect to freestanding
SARs, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.

     (b) EXERCISE OF SARS. An SAR shall become exercisable in such installments, upon fulfillment of conditions (such as performance-based requirements), or on such dates as the Committee may specify in the Award Agreement. The Committee may at any time accelerate the time at which all or any part of the SAR may be exercised. Any exercise of an SAR must be in writing, signed by the proper person, and delivered or mailed to the Company, accompanied by any other documents required by the Committee.

     (c) OTHER TERMS OF TANDEM SARS. Unless the Committee shall otherwise determine, the terms and conditions (including, without limitation, the exercise period of the SAR, the vesting schedule applicable thereto and the impact of any termination of service on the Grantee's rights with respect to the SAR)
applicable with respect to SARs granted in tandem with a NQSO shall be substantially identical (to the extent possible taking into account the differences related to the character of the SAR) to the terms and conditions applicable to the tandem NQSOs. SARs that are granted in tandem with a NQSO may only be exercised upon the surrender of the right to exercise such NQSO for an equivalent number of shares and may be exercised only with respect to the shares of Stock for which the related Award is then exercisable.

     (d) TERMINATION OF SERVICE. If a Grantee's Termination of Service occurs prior to the expiration date fixed for his or her SAR, Section 6(f), (g) and (h)
shall be applied to determine the extent to which, and the period during which, the SAR may be exercised. For purposes of this Section 7(d), the term "SAR"
shall replace the term "Option" in each place such term appears in Section 6(f),
(g) and (h).

                          SECTION 8 - RESTRICTED STOCK

     (a) GENERAL REQUIREMENTS. Restricted Stock may be issued or transferred for consideration or for no consideration, as determined by the Committee. If for consideration, payment may be in cash or check (acceptable to the Committee), bank draft, or money order payable to the order of the Company. At the time
Restricted Stock is granted, the Committee shall determine whether the
Restricted Stock is Performance Stock (where the lapse of

restrictions is based on Performance Goals), or Restricted Stock that is not
Performance Stock (where the lapse of restrictions is based on times and/or conditions determined by the Committee).

     (b) SHAREHOLDER RIGHTS. Each Grantee who receives Restricted Stock shall have all of the rights of a shareholder with respect to such shares, subject to the restrictions set forth in subsection (c), including the right to vote the shares and receive dividends and other distributions. Any Common Shares or other securities of the Company received by a Grantee with respect to a share of
Restricted Stock, as a stock dividend, or in connection with a stock split or combination, share exchange or other recapitalization, shall have the same status and be subject to the same restrictions as such Restricted Stock Any cash dividends with respect to a Grantee's Restricted Stock shall be paid to the
Grantee at the same time as such dividends are paid to other shareholders.
Unless the Committee determines otherwise, certificates evidencing shares of
Restricted Stock will remain in the possession of the Company until such shares are free of all restrictions under the Plan and the Grantee has satisfied any federal, state and local tax withholding obligations applicable to such shares.

     (c) RESTRICTIONS. Except as otherwise specifically provided in the Plan,
Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered or disposed of, and if the Grantee incurs a Termination of Service for any reason, must be offered to the Company for purchase for the amount paid for the shares of Common Stock, or forfeited to the Company if nothing was so paid.

     (d) LAPSE OF RESTRICTIONS.

          (1) IN GENERAL. Upon the lapse of all restrictions in accordance with this subsection (d) or Section 13, Common Shares shall cease to be
     Restricted Stock for purposes of the Plan.

          (2) RESTRICTED STOCK OTHER THAN PERFORMANCE STOCK. With respect to
     Restricted Stock that is not Performance Stock, the restrictions described in subsection (c) shall lapse at such time or times, and on such conditions
     (such as performance-based requirements), as the Committee may specify in the Award Agreement. The Committee may at any time accelerate the time at which the restrictions on all or any part of the shares of Restricted Stock
     (other than Performance Stock) will lapse.

          (3) PERFORMANCE STOCK. With respect to Performance Stock, the restrictions described in subsection (c) shall lapse at the end of the applicable performance period, to the extent determined by the Committee, based on the Performance Goals established (in accordance with Section
     2(s)) and achieved for such period. Except as provided in Section 13, the extent to which such restrictions lapse shall be based solely on the
     Performance Goals; the Committee shall not have the discretion to increase the extent to which such restrictions lapse. Except as provided in Section
     13, if the Grantee's Termination of Service occurs for any reason prior to the end of the performance period, the Grantee shall forfeit all
     Performance Stock granted with respect to such performance period.

     (e) NOTICE OF TAX ELECTION. Any Grantee making an election under section
83(b) of the Code for the immediate recognition of income attributable to the award of Restricted Stock must provide a copy thereof to the Company within 10 days of the filing of such election with the Internal Revenue Service.

                                SECTION 9 - RSUs

     (a) NATURE OF RSUS. An RSU entitles the Grantee to receive, with respect to each RSU that vests in accordance with subsection (c) or Section 13, one Common
Share, cash equal to the Fair Market Value of a Common Share on the date of vesting, or a combination thereof as determined by the Committee and set forth in the Award Agreement. Any fractional RSU shall be payable in cash.

     (b) GRANT OF RSUS. At the time of grant, the Committee shall determine (a)
the number of RSUs subject to the Award, (b) whether or not the RSU is a PSU, and (c) when such RSUs shall vest in accordance with subsection (c). The Company shall establish a bookkeeping account in the Grantee's name which reflects the number and type of RSUs standing to the credit of the Grantee.

     (c) VESTING.

          (1) RSUS OTHER THAN PSUS. With respect to RSUs that are not PSUs, the
     Committee shall determine when such RSUs shall vest and any conditions
     (such as continued employment or performance measures) that must be met in order for such RSUs to vest at the end of the applicable restriction period. The Committee may at any time accelerate the time at which RSUs
     (other than PSUs) shall vest.

          (2) PSUS. The Committee shall determine the extent to which PSUs vest at the end of the applicable performance period based on the Performance
     Goals established (in accordance with Section 2(s)) and achieved for such period. Except as provided in Section 13, the extent to which PSUs vest shall be based solely on the Performance Goals; the Committee shall not have the discretion to increase the extent to which such PSUs vest. Except as provided in Section 13, if the Grantee's Termination of Service occurs for any reason prior to the end of the performance period, the Grantee shall forfeit all PSUs granted with respect to such performance period.

          (3) PAYMENT. Upon the vesting of an RSU in accordance with this subsection (c) or Section 13, payment, in Common Shares or cash (as applicable), shall be made on the Short-Term Deferral Date.

     (d) DIVIDEND EQUIVALENTS. The Company shall credit to the Grantee's bookkeeping account, on each date that the Company pays a cash dividend to holders of Common Shares generally, an additional number of RSUs equal to the total number of RSUs credited to the Grantee's bookkeeping account on such date, multiplied by the dollar amount of the per share cash dividend, and divided by the Fair Market Value of a Common Share on such date. RSUs attributable to such dividend equivalent rights shall be subject to the same terms and conditions as the RSUs to which such dividend equivalent rights relate.

                           SECTION 10 - OTHER AWARDS

     (a) BONUS SHARES. The Committee may grant Bonus Shares under this Plan.
Such Bonus Shares shall be fully vested on the date made.

     (b) DIVIDEND EQUIVALENTS. The Committee, in its sole discretion, may make
Awards to Grantees of Dividend Equivalents as a separate Award and not in connection with any other Award, except as otherwise specifically provided herein. The Committee shall determine, at the time of grant, the date through which such Dividend Equivalents shall accumulate and vest. Upon vesting, such accumulated Dividend Equivalents shall be paid on the Short-Term Deferral Date and shall thereafter, prior to the earlier of the expiration date of such Award or the Grantee's Termination of Service, be paid to the Grantee at the same time as the corresponding cash dividends are paid to shareholders.

     (c) AUTOMATIC AWARDS FOR NEW EMPLOYEE DIRECTORS.

          (1) Each Non-Employee Director shall be entitled to receive an annual cash retainer of $25,000 pro-rated for any partial year of service;

          (2) Each Non-Employee Director shall receive a fee of $1,000, payable in cash, for each meeting of the Board of Directors that he or she attends in person or by telephone, and a fee of $500 for each meeting of a committee of the Board of Directors that he or she attends in person or by telephone, as reimbursement for the fees and expenses of attendance and participation in such meeting;

          (3) Each person who is newly elected or appointed as an Non-Employee
     Director on or after the Effective Date shall be granted an Option on the day of such initial election or appointment (and not upon any future re-election or appointment) to purchase ten thousand (10,000) Common Share;

          (4) Each person who remains a Non-Employee Director shall be granted an Option to purchase ten thousand (10,000) Common Shares upon such
     Non-Employee Director's reelection as a director of the Company; and

          (5) Each Non-Employee Director who is newly-elected or appointed
     Chairman of the Board of Directors or Chairman of a committee of the Board of Directors on or after the Effective Date shall at the time first elected as Chairman receive an Option to purchase two thousand five hundred (2,500)
     Common Shares. No Option Agreement shall be issued prior to stockholder approval of this Plan, and if not so approved the award provided hereby shall be of no effect and the Chairman Option shall be cancelled.

                         SECTION 11 - AWARD AGREEMENTS

     Awards granted under the Plan shall be evidenced by Award Agreements in such form as the

Committee shall from time to time approve, and containing such provisions, as the Committee shall deem advisable that are not inconsistent with the provisions of the Plan, Code Section 409A and, for ISOs, Code Section 422(b). The Award
Agreements shall specify the type of Award granted. Each Grantee shall enter into, and be bound by, an Award Agreement as soon as practicable after the grant of an Award.

          SECTION 12 - ADJUSTMENT IN CASE OF CHANGES IN COMMON SHARES

     The following shall be adjusted, as deemed appropriate by the Committee, to reflect any stock dividend, stock split, reverse stock split, spin-off, distribution, recapitalization, share combination or reclassification, or similar change in the capitalization of the Company:

     (a) The maximum number and type of shares under the limits set forth in
Section 4; and

     (b) The number and type of shares issuable upon exercise or vesting of outstanding Options, SARs, and RSUs under the Plan (as well as the option price per share under outstanding Options and the Fair Market Value of a share on the date an outstanding SAR was granted); provided, however, that (i) no such adjustment shall be made to an outstanding ISO if such adjustment would constitute a modification under Code Section 424(h), unless the Grantee consents to such adjustment, and (ii) no such adjustment shall be made to an outstanding
Option or SAR if such adjustment would constitute a modification under Code
Section 409A.

     In the event any such change in capitalization cannot be reflected in a straight mathematical adjustment of the number of shares issuable upon the exercise or vesting of outstanding Options, SARs and RSUs (and a straight mathematical adjustment of the exercise price or Fair Market Value on the date of grant of a SAR), the Committee shall make such adjustments as are appropriate to reflect most nearly such straight mathematical adjustment. Such adjustments shall be made only as necessary to maintain the proportionate interest of
Grantees, and preserve, without exceeding, the value of Awards.

                         SECTION 13 - CHANGE IN CONTROL

     (a) FULL VESTING. Notwithstanding any other provision of this Plan, if during the 18-month period immediately following a Change in Control, a Grantee incurs an involuntary Termination of Service that is not for Cause, all outstanding Awards shall become fully vested and exercisable upon such termination; provided, however, that this Section 13 shall not increase the extent to which an Award is vested or exercisable if the Grantee's Termination of Service is for Cause, occurs prior to the Change in Control, or occurs after the last day of such 18-month period.

     (b) DEFINITIONS.

          (1) For purposes of this Plan, a "Change in Control" with respect to the Company shall mean any of the following events:

               (A) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation resulting in the voting power of the securities (as described in clause (D) below) of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than a majority of the combined voting power of the securities of the Company (or such surviving entity) outstanding immediately after such merger of consolidation;

               (B) any sale, lease, exchange, or other transfer (in one
          transaction or in a series of related transactions) of all, or substantially all, of the assets of the Company;

               (C) the dissolution and liquidation of the Company; or

               (D) any person or "group" (other than a benefit plan sponsored by either the Company or a subsidiary of the Company becoming the
          "beneficial owner," directly or indirectly, of securities representing a majority of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of Rule
          13d 3 in the case of rights to acquire such securities).

For purposes hereof, the terms "group" and "beneficial owner" shall have the meanings given to them in Rule 13d 3; and Rule 13d 3 shall mean Rule 13d 3 of the Securities and Exchange Commission promulgated under the Exchange Act.

          (2) For purposes of the Plan, "Cause" shall mean: (a) fraud or dishonesty that results in a material injury to the Company or any Related
     Corporation, (b) conviction or plea of nolo contendre of any felony or (c)
     any act or omission detrimental to the conduct of the business of the
     Company or any Related Corporation in any way.

                   SECTION 14 - CERTAIN CORPORATE TRANSACTIONS

     In the event of a corporate transaction (such as, for example, a merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation), the surviving or successor corporation shall assume each outstanding Award or substitute a new award of the same type for each outstanding Award; provided, however, that, in the event of a proposed corporate transaction, the Committee may terminate all or a portion of the outstanding
Awards, effective upon the closing of the corporate transaction, if it determines that such termination is in the best interests of the Company. If the
Committee decides so to terminate outstanding Options and SARs, the Committee shall give each Grantee holding an Option or SAR to be terminated not fewer than seven days' notice prior to any such termination, and any Option or SAR which is to be so terminated may be exercised (if and only to the extent that it is then exercisable under the terms of the Award Agreement and Section
13) up to, and including the date immediately preceding such termination.
Further, as provided in Sections 6(d), 7(b), 8(d)(2) and 9(c)(1), the Committee
may in its discretion accelerate, in whole or in part, the date on which any or all Awards become exercisable or vested (to the extent such Award is not fully exercisable or vested pursuant to the Award Agreement or Section 13).

     The Committee also may, in its discretion, change the terms of any outstanding Award to reflect any such corporate transaction, provided that (i)
in the case of ISOs, such change would not constitute a "modification" under
Code Section 424(h), unless the Grantee consents to the change, and (ii) no such adjustment shall be made to an outstanding Option or SAR if such adjustment would constitute a modification under Code Section 409A.

            SECTION 15 - AMENDMENT OF THE PLAN AND OUTSTANDING AWARDS

     The Board, pursuant to resolution, may at any time and from time to time amend, modify or suspend the Plan, in whole or in part, without notice to or consent of any Employee, Consultant or Non-Employee Director and the Committee
may amend an outstanding Award in any respect whatsoever and at any time, in whole or in part, without notice to or consent of any Grantee, provided, however, that the following amendments shall require the approval of shareholders:

          (1) a change in the class of employees eligible to participate in the
     Plan with respect to ISOs;

          (2) except as permitted under Section 12, an increase in the maximum number of Common Shares with respect to which ISOs may be granted under the
     Plan;

          (3) a modification of the material terms of the "performance goal,"
     within the meaning of Treas. Reg. Section 1.162-27(e)(4)(vi) or any successor thereto (to the extent compliance with section 162(m) of the Code is desired); and

          (4) any amendment for which shareholder approval is required under the rules of the exchange or market on which the Common Shares are listed or traded.

     Except as provided in Section 14, no amendment or suspension of an outstanding Award shall (i) adversely affect the rights of the Grantee or cause the modification (within the meaning of Code Section 424(h)) of an ISO, without the consent of the Grantee affected thereby, or (ii) cause the modification
(within the meaning of Code Section 409A) of an Option or SAR.

            SECTION 16 - TERMINATION OF PLAN; CESSATION OF ISO GRANTS

     The Board, pursuant to resolution, may terminate the Plan at any time and for any reason. No ISOs shall be granted hereunder after 10th anniversary of the
Effective Date, as set forth in Section 17. Nothing contained in this Section, however, shall terminate or affect the continued

existence of rights created under Awards granted hereunder which are outstanding on the date the Plan is terminated and which by their terms extend beyond such date.

                           SECTION 17 - MISCELLANEOUS

     (a) EFFECTIVE DATE. This Plan shall become effective on the earlier of the date the Plan is adopted by the Board or the date the Plan is approved by shareholders (the "Effective Date"); provided, however, that if the Plan is not approved by the shareholders of the Company within 12 months before or after the date the Plan was adopted, the Plan and all Awards granted hereunder shall be null and void and no additional Awards shall be granted hereunder.

     (b) RIGHTS. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any individual any right to be granted an
Award, or any other right hereunder, unless and until the Committee shall have granted such individual an Award, and then his or her rights shall be only such as are provided in the Award Agreement. Notwithstanding any provisions of the
Plan or the Award Agreement with an Employee, the Company and any Related
Corporation shall have the right, in its discretion but subject to any employment contract entered into with the Employee, to retire the Employee at any time pursuant to its retirement rules or otherwise to terminate his or her employment at any time for any reason whatsoever, or for no reason. A Grantee shall have no rights as a shareholder with respect to any shares covered by his or her Award until the issuance of a stock certificate to him or her for such shares, except as otherwise provided under Section 8(b) (regarding Restricted
Stock).

     (c) INDEMNIFICATION OF BOARD AND COMMITTEE. Without limiting any other rights of indemnification which they may have from the Company and any Related
Corporation, the members of the Board and the members of the Committee shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any claim, action, suit, or proceeding to which they or any of them may be a party by reason of any action taken or failure to act under, or in connection with, the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment based upon a finding of willful misconduct or recklessness on their part. Upon the making or institution of any such claim, action, suit, or proceeding, the Board or Committee member shall notify the Company in writing, giving the Company an opportunity, at its own expense, to handle and defend the same before such Board or Committee member undertakes to handle it on his or her own behalf. The provisions of this Section shall not give members of the Board or the Committee greater rights than they would have under the Company's by-laws or Delaware law.

     (d) TRANSFERABILITY; REGISTRATION. No ISO, Restricted Stock or RSU shall be assignable or transferable by the Grantee other than by will or by the laws of descent and distribution. During the lifetime of the Grantee, an ISO shall be exercisable only by the Grantee or, in the event of the Grantee's legal disability, by the Grantee's guardian or legal representative. Except as provided in a Grantee's Award Agreement, such limits on assignment, transfer and exercise shall also apply to NQSOs and SARs. If the Grantee so requests at the time

of exercise of an Option or an SAR, or at the time of grant of Restricted Stock or vesting of an RSU, the certificate(s) shall be registered in the name of the
Grantee and the Grantee's spouse jointly, with right of survivorship.

     (e) LISTING AND REGISTRATION OF SHARES. Each Award shall be subject to the requirement that, if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of the Common
Shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase of Common Shares thereunder, or that action by the
Company, its shareholders, or the Grantee should be taken in order to obtain an exemption from any such requirement or to continue any such listing, registration, or qualification, no such Award may be exercised, in whole or in part, and no Restricted Stock, RSU or Bonus Shares may be awarded, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the
Committee. Without limiting the generality of the foregoing, each Grantee or his or her legal representative or beneficiary may also be required to give satisfactory assurance that such person is an eligible purchaser under applicable securities laws, and that the shares purchased or granted pursuant to the Award shall be for investment purposes and not with a view to distribution;
certificates representing such shares may be legended accordingly.

     (f) WITHHOLDING AND USE OF SHARES TO SATISFY TAX OBLIGATIONS. The
obligation of the Company to deliver Common Shares upon the exercise of any
Award upon the vesting of Restricted Stock or RSU, or upon awarding Bonus Shares shall be subject to applicable federal, state, and local tax withholding requirements. If the exercise of any Award, the vesting of Restricted Stock or
RSU, or the awarding of Bonus Shares is subject to the withholding requirements of applicable federal, state or local tax law, the Committee, in its discretion, may permit or require the Grantee to satisfy the federal, state and/or local withholding tax, in whole or in part, by electing to have the Company withhold
Common Shares (or by returning previously acquired Common Shares to the
Company); provided, however, that the Company may limit the number of shares withheld to satisfy the tax withholding requirements with respect to any Award to the extent necessary to avoid adverse accounting consequences. Shares of
Common Stock shall be valued, for purposes of this subsection, at their Fair
Market Value (determined as of the date the amount attributable to the exercise or vesting of the Award is includible in income by the Grantee under section 83 of the Code). The Committee shall adopt such withholding rules as it deems necessary to carry out the provisions of this subsection.

     (g) ACQUISITIONS. Notwithstanding any other provision of this Plan, Awards may be granted hereunder in substitution for awards held by employees, consultants or directors of other entities who are about to, or have, become
Employees, Consultants or Non-Employee Directors as a result of a merger, consolidation, acquisition of assets or similar transaction by the Company or
Related Corporation. The terms of the substitute Awards so granted may vary from the terms set forth in this Plan to such extent the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted; provided, however, that no substitute
Award shall be granted which will subject the Award to section 409A of the Code
(if it previously was not subject to such Code section).

     (h) APPLICATION OF FUNDS. Any cash received in payment for shares pursuant to an Award shall be added to the general funds of the Company. Any Common
Shares received in payment for shares shall become treasury stock.

     (i) NO OBLIGATION TO EXERCISE AWARD. The granting of an Award shall impose no obligation upon a Grantee to exercise such Award.

     (j) GOVERNING LAW. The Plan shall be governed by the applicable Code provisions to the maximum extent possible. Otherwise, the laws of the State of
Delaware (without reference to principles of conflicts of laws) shall govern the operation of, and the rights of Grantees under, the Plan, and Awards granted thereunder.

     (k) UNFUNDED PLAN. The Plan, insofar as it provides for Awards, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the
Company to any person with respect to any Award under this Plan shall be based solely upon any contractual obligations that may be created pursuant to the
Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.